Exhibit 99.1

Genie Energy Ltd. - Results for First Quarter Fiscal 2012

NEWARK, NJ — December 8, 2011:  Genie Energy Ltd., (NYSE: GNE) reported net income attributable to GNE of $1.9 million ($0.09 per diluted share) for its first quarter of fiscal 2012, the three months ended October 31, 2011.

FIRST QUARTER FISCAL 2012 SUMMARY

$ in millions, except EPS	1Q12	1Q11	YoY Change (%/$)
Revenues	$45.8	$43.4	+5.6%
Gross profit	$16.8	$14.7	+14.0%
Gross margin percentage	36.7%	34.0%	+270 basis points
SG&A expense	$10.1	$6.3	+59.0%
Research and Development Expense and Equity in the Net Loss of AMSO, LLC	$2.7	$2.5	+7.5%
EBITDA and income from operations	$4.0	$5.8	(31.9)%
Net income attributable to GNE	$1.9	$2.7	(40.8)%
Diluted EPS attributable to GNE	$0.09	$0.12	($0.03)
Net cash (used in) provided by operating activities	$(0.9)	$2.0	($2.9)

MANAGEMENT COMMENTS

Claude Pupkin, Genie Energy’s CEO, said, “We are delighted to be an independent, publicly traded company and pleased to report solid first quarter results even as we continued our significant investment in research and development of unconventional fuel resources.  IDT Energy delivered a strong quarter, while our oil shale projects in Colorado and Israel continue to advance.  Barring unanticipated delays, AMSO expects to begin its pilot test in Colorado’s Piceance Basin by the end of the year.  In Israel, IEI is making progress on the design and permitting required to begin construction of its pilot test facility.”

Geoff Rochwarger, Vice Chairman of Genie Energy and CEO of IDT Energy, said, “IDT Energy generated $8.0 million in EBITDA and Operating Income on revenues of $45.8 million.  I was particularly pleased by our customer acquisition effort, which added over 9,000 net RCE’s and 22,000 net new meters during the quarter while delivering strong gross margins.”

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

Genie Energy held $92.5 million in cash and cash equivalents as of October 31, 2011.  In the second quarter of fiscal 2012, Genie received an additional $11.9 million in cash from IDT Corporation (NYSE: IDT) in connection with the spin-off.

Genie Energy reported $144.5 million in total assets on October 31st including an $11.9 million receivable reflecting the cash received from IDT Corporation in the second quarter. Genie Energy’s liabilities totaled $21.4 million, with no long term debt outstanding.

Net cash used in operating activities was $0.9 million in 1Q12, compared to $2.0 million provided by operating activities during the year ago quarter.  Capital expenditures were $0.1 million in 1Q12, compared to nil the same quarter a year ago.

GENIE ENERGY CONSOLIDATED RESULTS

Genie Energy’s revenues and direct costs of revenues were generated entirely by its retail energy provider business, IDT Energy.  Revenues increased 5.6% year over year to $45.8 million in 1Q12.  Genie’s gross margin increased 270 basis points year over year to 36.7% on gross profit of $16.8 million.

SG&A expense was $10.1 million in 1Q12 compared to $6.3 million in the same quarter a year ago reflecting new customer acquisition efforts by IDT Energy and increased business development expense incurred by Genie Oil and Gas in connection with potential new unconventional projects.

Genie Energy’s investments in its two oil shale projects, which were fully expensed, totaled $2.7 million in 1Q12 compared to $2.5 million in the year ago quarter, reflecting the continued site appraisal and pilot planning phase at Israel Energy Initiatives (IEI), and drilling and construction activities at American Shale Oil, LLC (AMSO) in preparation for its pilot test in Colorado.

Genie Energy had no significant depreciation and amortization expense.

Both EBITDA and income from operations were $4.0 million in 1Q12 compared to $5.8 million in the year ago quarter.

During the quarter, Genie Energy reported interest expense and financing fees of $0.5 million, primarily reflecting the volumetric financing fees charged by IDT Energy’s preferred supplier.  Genie Energy’s provision for income tax expense was $1.6 million.

Net income attributable to Genie Energy was $1.9 million ($0.09 per diluted share) in 1Q12, compared to $2.7 million ($0.12 per diluted share) in the year ago quarter.

OPERATING RESULTS BY SEGMENT

IDT Energy

$ in millions	1Q12	1Q11	YoY Change (%/$)
Total revenues	$45.8	$43.4	+5.6%
Electric revenues	$38.9	$36.6	+6.3%
Gas revenues	$6.9	$6.8	+1.7%
Gross profit	$16.8	$14.7	+14.0%
Gross margin percentage	36.7%	34.0%	+270 basis points
SG&A expense	$8.8	$5.9	+48.1%
EBITDA and income from operations	$8.0	$8.8	(8.9)%

IDT Energy’s residential customer equivalents (RCEs), a standard industry measure of annualized energy consumption, increased 17.3% year over year and 4.0% sequentially.  (An RCE represents a natural gas customer with annual consumption of 100 MMBtus or an electricity customer with annual consumption of 10 MWhrs.)

RCE's at End of Quarter:	1Q12	4Q11	3Q11	2Q11	1Q11
Electricity customers	144,001	136,381	118,820	123,966	121,571
Natural gas customers	101,029	99,254	93,843	90,559	87,348
Total	245,030	235,634	212,663	214,524	208,919

IDT Energy served approximately 428,000 meters (245,000 electric and 183,000 natural gas) as of October 31, 2011, a 17.3% increase year over-over-year and a 5.6% increase sequentially.  Average monthly churn increased to 6.1% during the quarter, in part due to the impact of the recent acceleration in customer acquisitions as new customers tend to have higher initial churn rates.

IDT Energy’s revenues in 1Q12 were $45.8 million, a 5.6% increase compared to 1Q11.  Electric revenues increased 6.3%, reflecting a significant increase in kWh sold to the larger customer base, offset by a decline in average revenue per kWh of electricity sold as the underlying commodity prices were lower than during the year ago quarter.  Gas revenues increased 1.7% year over year, as average revenue per therm and therms sold both increased slightly.

IDT Energy’s gross margin in 1Q12 was 36.7%, a 270 basis point increase year over year on gross profit of $16.8 million.  That compares to a gross margin of 34.0% in the year ago quarter on gross profit of $14.7 million.  The improvement in gross margin was generated by improving electric margins, which increased to 39.7% from 35.3% in the year ago quarter as cost per kWh declined more rapidly than per unit revenue.  Gross margin on gas sales was 19.6%, a 680 basis point decline year over year as the increase in the cost per therm of natural gas outpaced a slight increase in revenue per them.

IDT Energy’s SG&A expense in 1Q12 was $8.8 million, a 48.1% increase year over year primarily reflecting increased investment in new customer acquisitions focused on recently added utility territories within IDT Energy’s expanding footprint.

IDT Energy generated $8.0 million in EBITDA and income from operations in 1Q12, an 8.9% decline year over year.

Genie Oil and Gas

Genie Oil and Gas generates no revenue.  Its operating expenses consist primarily of costs incurred by IEI, AMSO and its business development efforts.

IEI holds an exclusive Shale Oil Exploration and Production License covering 238 square kilometers in the Shfela basin region in Israel.  During 1Q12, IEI completed resource appraisal and characterization work in the license area. The results from the appraisal program, both from field tests and laboratory experiments, support IEI’s previously expressed views on the excellent commercial potential of the oil shale in the Shfela basin.  The findings from across the license area are consistent with previous estimates of oil equivalent in place within the Basin and indicate that the oil shale deposit is well suited for commercial development.

IEI is continuing permitting, design and other preparatory work required prior to pilot plant construction and subsequent pilot test operations.  The pilot test will provide a basis for determining the technical, environmental and economic viability of IEI’s proposed process for extracting oil and gas from the oil shale resource.  The basic design of the pilot plant has been completed, and detailed engineering work has begun.  Construction is scheduled to begin in calendar 2012 if not delayed by permitting, regulatory action or pending litigation.  Pilot test operations could begin as early as calendar 2013.

During 1Q12, AMSO, LLC, a joint venture oil shale exploration and production initiative with Total, S.A., made late-stage preparations for its pilot test including well drilling and installation of down-hole instrumentation.  The pilot test could begin as early as mid-December barring permitting or operational delays.  The pilot test is intended to confirm the accuracy of several of the key underlying assumptions of AMSO, LLC’s proposed in-situ heating and retorting process.

Genie Oil and Gas’ loss from operations was $3.3 million in 1Q12.  The loss was comprised of $0.6 million in SG&A expense, $1.5 million in research and development expense incurred by IEI, and $1.2 million in equity in the net loss of AMSO, LLC.  (Genie accounts for its 50% interest in AMSO, LLC using the equity method.  Genie’s equity in the net loss of AMSO, LLC is reported as “Equity in the net loss of AMSO, LLC” in the consolidated statements of operations.)  In the same quarter a year ago, the loss from operations totaled $2.7 million comprised of $0.2 million in SG&A expense, $1.7 million in research and development expense, and $0.8 million in equity in the net loss of AMSO, LLC.

OTHER RECENT DEVELOPMENTS

On October 28, 2011, IDT Corporation (NYSE: IDT) spun off Genie Energy (NYSE: GNE) to IDT stockholders.  Spin-off cost basis information is available on the Genie Energy website at www.genie.com/investors.

On October 31, 2011, MF Global filed for bankruptcy protection.  On that date, IDT Energy held $1.65 million of cash on deposit with MF Global in support of hedging positions related to IDT Energy’s commodity supply.  Assets held by MF Global were placed under the control of the court appointed bankruptcy trustee to be released as deemed appropriate.  Subsequently, the MF Global exposure was reduced by $0.7 million through the transfer of positions and associated margin to an alternative clearing agent.  Of the remaining exposure, approximately 50% was reserved in the quarter.  The reserve is based on management’s best estimate of the net recoverable amount from MF Global.  As facts become clearer, management will adjust the recoverable amount accordingly.  As of October 31st, $1.2 million is included in ‘Other current assets’ on Genie Energy’s balance sheet representing the difference between the $1.65 million cash on deposit with MF Global at October 31, and the remaining $0.45 unreserved exposure amount.

On November 14, 2011, Genie Energy filed revisions to its Form 10 registration statement and the related information statement with the Securities and Exchange Commission.  The revised filing is available here:  http://www.sec.gov/Archives/edgar/data/1528356/000121390011006068/0001213900-11-006068-index.htm

GENIE ENERGY EARNINGS CONFERENCE CALL

Genie Energy’s management will host a conference call at 8:30 AM ET on December 8th, 2011 to discuss financial and operational results, business outlook and strategy.  The call will begin with management’s remarks followed by Q&A with analysts and investors.  To participate in the Q&A, dial toll-free 1-877-317-6789 (from U.S.) or 1-412-317-6789 (international) and request the Genie Energy call.

A listen-only webcast will be available at http://www.b2i.us/external.asp?b=2100&id=59384&from=du&L=e.  The webcast will remain available in the “Investors” section of the Genie Energy website (www.genie.com/investors) for one year.   An audio replay will also be available one hour after the call concludes through December 13, 2011 and can be accessed by dialing 1-877-344-7529 (conference code #10006999).

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd., (NYSE: GNE) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider (REP) supplying electricity and natural gas to residential and small business customers in the Northeastern United States. GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other unconventional fuel resources.  GOGAS resource development projects include oil shale initiatives in Colorado and Israel.  For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10 (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain our income and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31, 2011	July 31, 2011
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$92,351	$23,876
Restricted cash	113	164
Trade accounts receivable, net of allowance for doubtful accounts of $130 at October 31, 2011 and July 31, 2011	20,345	26,124
Due from IDT Corporation	11,892	4,266
Inventory	4,833	2,756
Prepaid expenses	3,611	2,157
Deferred income tax asset—current portion	2,657	1,019
Other current assets	1,528	245

Total current assets	137,330	60,607

Property, plant and equipment, net	376	335
Goodwill	3,663	3,663
Investment in AMSO, LLC	216	—
Deferred income tax asset—long-term portion	1,818	1,795
Other assets	1,055	1,006

Total assets	$144,458	$67,406

Liabilities and equity
Current liabilities:
Trade accounts payable	$11,802	$16,537
Accrued expenses	6,175	7,474
Income taxes payable	2,971	1,663
Other current liabilities	463	151

Total current liabilities	21,411	25,825
Contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at October 31, 2011 and July 31, 2011	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 21,144 and 21,109 shares issued and outstanding at October 31, 2011 and July 31, 2011, respectively	211	211
Additional paid-in capital	91,933	11,577
Accumulated other comprehensive loss	439	357
Retained earnings	37,136	35,225

Total Genie Energy Ltd. stockholders’ equity	129,735	47,386

Noncontrolling interests:
Noncontrolling interests	(5,688)	(4,805)
Receivable for issuance of equity	(1,000)	(1,000)

Total noncontrolling interests	(6,688)	(5,805)

Total equity	123,047	41,581

Total liabilities and equity	$144,458	$67,406

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended October 31,
	2011	2010
	(in thousands, except per share data)
Revenues	$45,796	$43,363
Direct cost of revenues	29,010	28,641

Gross profit	16,786	14,722

Operating expenses and losses:
Selling, general and administrative (i)	10,092	6,347
Research and development	1,522	1,715
Equity in the net loss of AMSO, LLC	1,194	812

Income from operations	3,978	5,848
Interest expense and financing fees, net	(536)	(437)
Other (expense) income, net	(833)	167

Income before income taxes	2,609	5,578
Provision for income taxes	(1,594)	(2,912)

Net income	1,015	2,666

Net loss attributable to noncontrolling interests	896	25

Net income attributable to Genie Energy Ltd.	$1,911	$2,691

Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.09	$0.13

Diluted	$0.09	$0.12

Weighted-average number of shares used in calculation of earnings per share:
Basic	20,365	20,365

Diluted	22,342	22,342

(i) Stock-based compensation included in selling, general and administrative expense	239	18

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended October 31,
	2011	2010
	(in thousands)

Net income	$1,015	$2,666
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	9	7
Provision for doubtful accounts receivable	—	66
Deferred income taxes	(621)	157
Stock-based compensation	239	18
Equity in the net loss of AMSO, LLC	1,194	812
Change in assets and liabilities:
Trade accounts receivable, net	5,731	10,729
Inventory	(2,078)	(1,703)
Prepaid expenses	(1,454)	(1,334)
Other current assets and other assets	(1,322)	(6)
Trade accounts payable, accrued expenses and other current liabilities	(4,910)	(8,290)
Income taxes payable	1,308	(1,093)

Net cash (used in) provided by operating activities	(889)	2,029
Investing activities
Capital expenditures	(58)	(30)
Capital contributions to AMSO, LLC	(2,040)	(1,100)
Restricted cash and cash equivalents	50	(389)

Net cash used in investing activities	(2,048)	(1,519)
Financing activities
Funding provided by IDT Corporation, net	1,120	11,466
Capital contribution from IDT Corporation in connection with the spin-off	70,292	—

Net cash provided by financing activities	71,412	11,466

Net increase in cash and cash equivalents	68,475	11,976
Cash and cash equivalents at beginning of period	23,876	13,142

Cash and cash equivalents at end of period	$92,351	$25,118

Supplemental schedule of non-cash financing activities
Capital contribution due from IDT Corporation in connection with the spin-off	$11,892	$—